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Golden Telecom and VimpelCom Confirm Discussions

MOSCOW, Russia – December 3, 2007 – Golden Telecom Inc. (NASDAQ: “GLDN”) and Open Joint Stock Company Vimpel-Communications (NYSE: “VIP”) today issued the following joint statement:

Golden Telecom and VimpelCom confirm that they are currently in discussions regarding the potential acquisition of all of the outstanding shares of Golden Telecom by a subsidiary of VimpelCom at a price per share of $105 in cash, subject to negotiation and execution of a definitive acquisition agreement and final approval of their respective Boards of Directors and the special independent committees thereof.

There can be no assurance that the discussions will lead to a definitive agreement or that a transaction will be consummated. Golden Telecom and VimpelCom do not intend to make any further comment or to respond to any inquiries until either a definitive agreement has been reached or discussions have been terminated.

About VimpelCom Group (www.vimpelcom.com):
The VimpelCom Group includes companies operating in Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. The VimpelCom Group’s GSM and 3G license portfolio covers a territory with a population of about 250 million. This includes the entire territories of Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. VimpelCom was the first Russian company to list its shares on the New York Stock Exchange (“NYSE”). VimpelCom’s ADSs are listed on the NYSE under the symbol “VIP”.

For additional information please contact:
Alexander Boreyko
Tel: +7 (495) 910-5977
Email: Investor_Relations@vimpelcom.com

About Golden Telecom (www.goldentelecom.com):
Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 314 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Moscow, Kiev and Odessa.

For additional information please contact:
Public Relations:
Anastasia Borzova
Email: publicrelations@gldn.net
Tel.: +7 (495) 797-9300;
Fax: +7 (495) 797-9332
Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7 (495) 797-9300;
Fax: +7 (495) 797-9331
www.goldentelecom.com

Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those concerning the potential acquisition of all of the outstanding shares of Golden Telecom by a subsidiary of VimpelCom at a price per share of $105 in cash. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that the parties are not able to consummate the transaction or that the potential transaction terms change. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in Golden Telecom’s filings with the U.S. Securities and Exchange Commission, including Golden Telecom’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed in 2007, and Golden Telecom’s annual report on Form 10-K for the year ended December 31, 2006, and in VimpelCom’s filings public filings with the U.S. Securities and Exchange Commission, including VimpelCom’s annual report on Form 20-F for the year ended December 31, 2006.